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                                                                    EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT


                  This EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of January 1, 1996, by and between PACIFIC THRIFT AND LOAN COMPANY, a California corporation (hereinafter referred to as "PACIFIC") and FRANK LANDINI (hereinafter referred to as "LANDINI"), on the following terms and conditions:

                  1.       TERM OF AGREEMENT; DUTIES.

                           (a)      Term. PACIFIC hereby agrees to employ
LANDINI as Executive Vice President of PACIFIC, for a two-year term, commencing on the date hereof, and LANDINI hereby agrees to accept such employment for such term, subject to earlier termination under the circumstances provided herein. The term of this Agreement shall be extended automatically to cover successive terms of one year commencing on each anniversary date of the date hereof after the initial two-year term, unless, at least six months prior to the end of the initial term or any renewal term hereof, LANDINI gives written notice to the President of PACIFIC, or PACIFIC gives written notice to LANDINI, of an intent to terminate this Agreement at the end of such term.

                           (b)      Duties. LANDINI, subject to the direction
and control of the President, shall devote all of LANDINI'S productive time, attention and energies to discharging, and shall perform, such executive duties and managerial responsibilities as may from time to time be specified by PACIFIC, and will use LANDINI'S best efforts to promote the interests of PACIFIC and its subsidiaries and affiliates. The performance of such duties and responsibilities shall be LANDINI'S exclusive employment for compensation; provided, however, that nothing herein contained shall be deemed to limit LANDINI'S right, with the consent of the Board, to engage in other activities that do not interfere with LANDINI'S duties hereunder.

                  2.       COMPENSATION.

                  (a) As compensation for the services to be rendered by LANDINI hereunder during the term of LANDINI'S employment, including all services to be rendered as an officer and executive of PACIFIC, PACIFIC agrees to pay LANDINI a Base Salary as defined and in accordance with the terms of
Section 2 (a) (i) herein, plus a Bonus as defined and in accordance with the terms of Section 2 (a) (ii) herein:

                           (i)      During the term of this Agreement, PACIFIC
shall pay LANDINI a salary at an annual base rate of one hundred fifty thousand dollars ($150,000) per year, which shall be adjusted annually to reflect any increase from the previous year in the Consumer Price Index for the Los Angeles, California area (the "Base Salary"). The applicable Base Salary shall be payable not less frequently than monthly in accordance with the regular salary procedure from time to time adopted by PACIFIC. There shall be deducted from all compensation paid to LANDINI such sums, including but not limited to Social Security, income tax withholding, employment insurance, and any and all other such deductions, as PACIFIC is by law obligated to withhold.

                           (ii)     In addition to the Base Salary, LANDINI
shall earn an annual bonus (the "Bonus") based on the Pre-Tax Net Profits (as defined below) of PACIFIC'S Securitizable Loan Division (the "Division"). The Bonus shall equal the sum of (a) 4% of the Pre-Tax Net Profits in excess of five million dollars ($5,000,000) and less than ten million dollars ($10,000,000) for the year (the "First Tier Annual Profits") and (b) 5% of all Pre-Tax Net Profits in excess of ten million dollars ($10,000,000) for the year (the "Second Tier Annual Profits"). As used in this Section 2(a)(ii), the term "Pre-Tax Net Profits" mean the sum of all Income (as defined below), less all Expenses (as defined below) of the Division. The term "Income" shall include the following with respect to all loans originated by the Division:
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                  (1)      premiums(1),(2) on loan sales;

                  (2)      all loan fees charged to borrowers on loans sold;

                  (3) all loan fees charged to borrowers on any unsold loans, as earned;

                  (4)      net interest income on all loans prior to their sale;

                  (5)      net interest income on unsold and repurchased loans;
                           and

                  (6) any other income collected as a result of the present loan programs of the Division.

                  The term "Expenses" shall include all employee overhead expenses related to the Division, except for expenses related to corporate administration(3). Where personnel or premises are shared with other operations of PACIFIC or its affiliates, a portion of such expense will be charged to the Division, equal to the estimated allocation of use of such personnel or premises by the Division, as determined by the President and Chief Executive Officer of PACIFIC. Examples of expenses chargeable to the Division are:

                  (a)      rent and other occupancy;

                  (b)      data processing;

                  (c)       depreciation;

                  (d)      advertising;

                  (e)       travel;

                  (f)       conventions and conferences;

                  (g) losses and other costs, including reserves on all loans held in PACIFIC's portfolio and/or repurchased;

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(1)For purposes of this Agreement, any deferred income included in premiums on loan sales will be "present valued" to the extent permitted by regulatory, accounting and internal policy. Any income earned in excess of the amount "present valued" (on loans sold after December 31, 1995) will be credited only as earned on PACIFIC's books.

(2)Notwithstanding the definition of Income set forth herein, should any loans be securitized, directly or indirectly, by PACIFIC, or retained by PACIFIC for its loan portfolio (except for any "piggyback" loans retained in PACIFIC's portfolio); the premium from such loans shall be determined based upon a formula to be mutually agreed upon by PACIFIC and LANDINI, which shall reflect the parties' intent to determine premiums in such cases as equivalent to the premiums that would have been received by PACIFIC had such loans been sold.

(3)The Division will be charged for expenses incurred at the corporate office that directly relate to the Division such as certain personnel department expenses and secondary marketing department expenses.

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                  (h)      adjustment in any portion of the servicing released
                           fee asset that was created after December 31, 1995;

                  (i) legal judgments and settlements arising from loans originated by the Division;

                  (j) servicing expense (1% per annum) on all loans held in PACIFIC's portfolio;

                  (k) refunds by PACIFIC of any premiums paid by loan purchasers, with respect to premiums earned after December 31, 1995;

                           LANDINI shall be entitled to receive one-half of the
Bonus earned during each year in the following January and shall be entitled to receive the remainder of such Bonus three (3) years thereafter; provided that
(a) LANDINI shall no longer be entitled to the remainder of any such Bonus if, prior to the date that such payment is due, LANDINI voluntarily terminates this Agreement or PACIFIC terminates this Agreement "for cause" (as defined in Section 5 hereof); (b) LANDINI shall be entitled to receive up to $100,000 of the Bonus earned during 1996 (the "1996 Bonus") plus one-half of any portion of the 1996 Bonus exceeding $200,000 in January 1997, and the remaining Bonus earned in 1996 shall be paid in January 2000, subject to the condition described in subsection (a) hereof; and (c) if this Agreement remains in effect as of January 1, 2007, LANDINI shall be entitled to receive in January 2007 all previously deferred portions of the Bonus earned in all years prior to 2007 and all portions of the Bonus earned for 2007 and all years thereafter shall be payable in January of the year immediately following the year in which the Bonus is earned.

                           (iii)    LANDINI shall be reimbursed for LANDINI'S
reasonable and actual out-of-pocket expenses incurred by LANDINI in performance of LANDINI'S duties and responsibilities hereunder, provided that LANDINI shall first furnish to PACIFIC proper vouchers and/or receipts.

                           (iv)     LANDINI shall be entitled to participate in,
and shall be included in, such insurance, pension, 401(K) plans, stock option, stock purchase, retirement plans and other employee benefit plans of PACIFIC as are in effect from time to time during the term of this Agreement and provided to other senior executive employees of PACIFIC (all of which are collectively referred to herein as the "Benefit Plans"); provided that LANDINI shall not be entitled to participate in any employee bonus pool during the term of this Agreement.

                           (v)      LANDINI shall also be entitled to all
perquisites provided in accordance with PACIFIC'S policy for senior management executives from time to time in effect (all of which are collectively referred to herein as the "Perquisites"). Notwithstanding the foregoing, in no event shall each or any of the Perquisites provided pursuant to the terms of this
Section 2 (a) (v) be lesser in value than such perquisites as were provided to LANDINI by PACIFIC immediately prior to the date of this Agreement. Perquisites provided pursuant to this Section 2(a)(v) shall include, without limitation, use of an automobile or payment of an automobile allowance, expense allowances, vacation days, sick days, holidays, and medical, dental and life insurance benefits.

                  3. DISABILITY. If, on account of any physical or mental disability, LANDINI shall fail or be unable to perform under this Agreement for any period of one hundred twenty (120) consecutive days or for an aggregate period of one hundred twenty (120) or more days during any consecutive twelve-month period, PACIFIC may, at its option, at any time thereafter, upon written notice to LANDINI, terminate the employment relationship provided for in this Agreement. In such event, LANDINI'S requirement to render services hereunder and PACIFIC'S requirement to compensate LANDINI hereunder shall terminate and come to an end upon the date provided in such notice. In that event, LANDINI shall be entitled to receive, as disability compensation: (i) a lump sum payment to be paid on the effective date of termination pursuant to this Section 3, which shall consist of the full annual Bonus earned, if any, at the end of the prior year, along with any portion of the Bonus earned in any previous year which was deferred and remains unpaid as of such date, (ii)

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LANDINI'S Base Salary for one year following termination of this Agreement payable not less frequently than monthly, and (iii) use of an automobile or payment of an automobile allowance, full automobile insurance coverage, and health insurance coverage under any health insurance policies maintained by PACIFIC for its other senior executives, all of which shall be provided pursuant to the terms of Section 2 (a) (v) herein and shall continue to be provided without interruption for the greater of one year following the effective date of termination pursuant to this Section 3 or the remainder of the term of this Agreement. PACIFIC may, at its option, apply for disability income insurance and, if so, any obligation on the part of PACIFIC to pay LANDINI any payments on account of any physical or mental disability of LANDINI as specified above, shall be reduced by the amount of any payments to LANDINI under any such disability income policy. Any payments to LANDINI under any state disability insurance shall not reduce the amount payable to LANDINI under this Agreement.

                  4. DEATH. In the event of LANDINI'S death during the term hereof, this Agreement shall terminate immediately. In such event, LANDINI's personal representative shall be entitled to receive, as a death benefit, in addition to any other payments which LANDINI's personal representative may be entitled to receive under any Benefit Plans: (i) a lump sum payment to be paid within five (5) days of LANDINI'S death equal to the full annual Bonus earned by the LANDINI, at the end of the prior year, along with any portion of the Bonus earned in any previous year which was deferred and remains unpaid as of such date; and (ii) LANDINI'S Base Salary for one year following LANDINI'S death, payable not less frequently than monthly.

                  PACIFIC may maintain life insurance on the life of LANDINI in favor of the PACIFIC. LANDINI shall have no interest whatsoever in any such policy or policies, except as otherwise provided in any split dollar life insurance agreements, but LANDINI shall, at the request of PACIFIC, submit to such medical examinations, supply such information, consent to such blood tests and execute such documents as may be required by the insurance company or companies to whom PACIFIC has applied for such insurance.

                  5. TERMINATION FOR CAUSE. PACIFIC may discharge LANDINI at any time for cause. "Cause" for discharge shall mean (i) theft or embezzlement by LANDINI from PACIFIC or its affiliates, (ii) fraud or other acts of dishonesty by LANDINI in the conduct of PACIFIC'S business or the fulfillment of LANDINI'S assigned responsibilities hereunder, (iii) LANDINI'S conviction of, or plea of nolo contendere to, any felony or any crime involving moral turpitude, (iv) LANDINI'S willfully and knowingly taking any action which is materially injurious to PACIFIC'S business or reputation. Within 10 business days following receipt of written notice of termination for Cause, LANDINI shall have the right to demand and, if demanded, to receive within 30 days, an opportunity to respond and defend himself before the Board and to have the Board by resolution confirm by a three-fourths affirmative vote that PACIFIC has grounds to terminate LANDINI for Cause. If the Board does not determine that Cause exists, LANDINI shall have the option to treat his employment as not having terminated or as having been terminated by PACIFIC without cause as defined in Section 6 herein. Without limiting the foregoing, nothing in this
Section 5 shall be construed to require that LANDINI demand a hearing before the Board as a condition to pursuing any claim or action with respect to the matters contained in this Agreement. The occurrence of any event constituting cause for discharge shall permit, but not require, PACIFIC to terminate LANDINI for Cause; provided, however, that PACIFIC'S decision not to terminate the LANDINI upon the occurrence of an event constituting cause for discharge shall not operate as a waiver of its rights provided in this Section 5 or otherwise.

                           If PACIFIC terminates LANDINI for Cause, PACIFIC
shall be obligated to provide to LANDINI only the Base Salary provided for in
Section 2 (a) (i) herein through the date of termination of LANDINI at the rate in effect on the date of such termination.

                  6. TERMINATION WITHOUT CAUSE. Should PACIFIC terminate this Agreement for reasons other than those specified in Sections 3, 4, or 5, LANDINI shall be entitled to use of an automobile or the payment of an automobile allowance, full automobile insurance coverage, and health insurance coverage under any health insurance policies maintained by PACIFIC for its other senior executives, all of which shall be provided pursuant to the terms of
Section 2 (a) (v) herein and shall continue to be provided without interruption for six months following the effective date of termination pursuant to this
Section 6. Upon termination

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pursuant to this Section 6, PACIFIC shall additionally pay to LANDINI a lump sum payment, to be paid on the effective date of termination pursuant to this
Section 6, which shall consist of: (i) one-half of the full annual Base Salary,
(ii) any portion of the Bonus earned in any previous year which was deferred and remains unpaid as of such date, and (ii) the cash value of all vacation, holiday and sick days which have accrued up to the date of termination and which would have accrued for six months following termination pursuant to this Section 6. Finally, on the earlier of ten (10) days after the issuance of PACIFIC'S annual certified financial report or one hundred and twenty (120) days after the end of the fiscal year in which termination pursuant to this Section 6 takes place, PACIFIC shall also pay to LANDINI the lesser of one-half of the annual Bonus compensation earned by LANDINI at the end of the prior year or one-half of the annual Bonus compensation which would have been earned by LANDINI if LANDINI had continued to be employed under this Agreement for the year in which such termination takes place. (The sum of all amounts and benefits to be provided by PACIFIC to LANDINI pursuant to this Section 6 is collectively referred to herein as the "Termination Payment".)

                  7.       RIGHTS TO PROPRIETARY INFORMATION.

                           (a)      For purposes of this Agreement, the term
"Proprietary Information" means and includes: 1. all written, oral and visual information about PACIFIC's customers, clients, employees, consultants and brokers that is not readily known or available to the public, or that LANDINI learns of or acquires through his employment by PACIFIC; and 2. financial information, marketing techniques and materials, marketing and development plans, broker lists, customer lists, other information concerning brokers and customers, pricing information and policies, price lists, employee files, corporate and business contacts and relationships, corporate and business opportunities, telephone logs and messages, video or audio tapes and/or disks, photographs, film and slides, including all negatives and positive and prints, computer disks and files, rolodex cards, addresses and telephone numbers, contracts, releases, other writings of any kind, and any and all other materials of a proprietary nature to which LANDINI is exposed or has access as a consequence of his employment by PACIFIC. All of the Proprietary Information is, and at all times shall be and remain, private and confidential and is the sole and exclusive property of, and owned and controlled by PACIFIC, regardless of whether such Proprietary Information is in tangible or intangible form. The parties understand that information that is generally known to the public, or which LANDINI acquired other than as a consequence of his employment by PACIFIC, such as in the course of similar employment or work elsewhere shall not be deemed part of the Proprietary Information.

                           (b)      All Proprietary Information shall be the
sole property of PACIFIC, its successors and assigns, and PACIFIC, its successors and assigns shall be the sole owner of all patents, trademarks, service marks and copyrights, and other rights (collectively referred to herein as "Rights") pertaining to Proprietary Information. LANDINI hereby assigns to PACIFIC any rights LANDINI may have or acquire in Proprietary Information or Rights pertaining to the Proprietary Information. LANDINI further agrees as to all Proprietary Information to assist PACIFIC or any person designated by it in every necessary or appropriate manner (but at PACIFIC's expense) to obtain and from time to time enforce Rights relating to said Proprietary Information throughout the universe. LANDINI will execute all documents for use in applying for, obtaining and enforcing such Rights on such Proprietary Information as PACIFIC may desire, together with any assumptions thereof to PACIFIC or persons designated by it. LANDINI's obligation to assist PACIFIC or any person designated by it in obtaining and enforcing Rights relating to Proprietary Information shall continue beyond the cessation of his employment. It is provided, however, that PACIFIC shall compensate LANDINI at a reasonable rate after the cessation of employment for time actually spent by LANDINI upon PACIFIC's request for such assistance. In the event that PACIFIC is unable, after reasonable effort, to secure LANDINI's signature on any document or documents needed to apply for or enforce any Right relating to Proprietary Information, whether because of his physical or mental incapacity or for any other reason whatsoever, LANDINI hereby irrevocably designates and appoints PACIFIC and its duly authorized officers and agents as his agents and attorneys-in-fact to act for and in his behalf and stead in the execution and filing of any such application and in furthering the application for an enforcement of Rights with the same legal force and effect as if such acts were performed by LANDINI.

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                           (c)      At all times, both during his employment and
after the cessation of employment, whether the termination cessation is voluntary or involuntary, for any reason or no reason, or by disability, LANDINI will keep in strictest confidence and trust all Proprietary Information, and LANDINI will not disclose, use, or induce or assist in the use or disclosure of any Proprietary Information or Rights pertaining to Proprietary Information, or anything related thereto, without the prior, express written consent of PACIFIC, except as may be necessary in the ordinary course of performing his duties as an employee of PACIFIC. LANDINI recognizes that PACIFIC has received and in the future will receive from third parties their confidential, trade secret, or Proprietary Information subject to a duty on PACIFIC's part to maintain the confidentiality of such information and to use it only in connection with the performance of his duties as an employee of PACIFIC. LANDINI agrees that LANDINI owes PACIFIC and such third parties, during his employment and thereafter, a duty to hold all such confidential, trade secret, or Proprietary Information in the strictest confidence, and LANDINI will not disclose, use, or induce or assist in the use or disclosure of any such confidential, trade secret, or Proprietary Information without the prior, express written consent of PACIFIC, except as may be necessary in the ordinary course of performing his duties as an employee of PACIFIC consistent with PACIFIC's agreement with such third party.

                           (d)      LANDINI agrees that all material or other
original works of authorship written, created, or developed by LANDINI in connection with his employment hereunder (whether alone or in conjunction with any other person), and all rights of any and every kind whatsoever in and to the results and proceeds of LANDINI's services rendered hereunder, whether or not such rights are now known, recognized or contemplated, and the complete, unconditional and unencumbered ownership in and to such materials, results and proceeds for all purposes whatsoever shall be "works for hire," as that term is defined in the United States Copyright Act (17 U.S.C. Section 101), and shall be the sole and absolute property of PACIFIC, its successors and assigns, and LANDINI agrees that he/she does not have and will not claim to have, either under this Agreement or otherwise, any right, title or interest of any kind or nature whatsoever in or to said property.

                           (e)      LANDINI will promptly disclose to PACIFIC,
and PACIFIC hereby agrees to receive such disclosures in confidence, all discoveries, developments, designs, improvements, inventions, software programs, processes, techniques, know-how, negative know-how and data, whether or not patentable or registrable under patent, copyright or similar statutes or reduced to practice, made or conceived or reduced to practice or learned by LANDINI, either alone or jointly with others during the period of his employment, for the purpose of permitting PACIFIC to determine whether they constitute Proprietary Information, or copyrightable or patentable material.

                  8.       NON-COMPETITION/NON-SOLICITATION.

                           (a)      During the period of his employment, LANDINI
will not directly or indirectly engage in any activity which competes with PACIFIC, or which PACIFIC shall determine in good faith to be in competition with PACIFIC or any subsidiary or affiliate of PACIFIC. In addition, during his employment and after the cessation of employment, LANDINI will not, alone or in concert with others, or on his own behalf, or on behalf of any other person, in any way use or disclose Proprietary Information in order to solicit, entice, or in any way divert any broker to do business with any competitor of PACIFIC or any subsidiary or affiliate of PACIFIC. During his employment, LANDINI agrees not to plan or otherwise take any preliminary steps, either alone or in concert with others, or on his own behalf, or on behalf of any other person, to set up or engage in any business enterprise that would be in competition with PACIFIC or any subsidiary or affiliate of PACIFIC.

                           (b)      During his employment and for a period of
two (2) years after the cessation of employment, LANDINI will not, either directly or indirectly, either alone or in concert with others or on his own behalf or on behalf of any other person, solicit, divert, entice, recruit, or employ any employee of or consultant to PACIFIC, or any subsidiary or affiliate of PACIFIC, to leave employment with or otherwise terminate employment with PACIFIC or any subsidiary or affiliate of PACIFIC or work for any competitor of PACIFIC or any subsidiary or affiliate of PACIFIC.

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                           (c)      LANDINI recognizes that the immediate and
continuous performance of his obligations in this paragraph 8 is extremely important and valuable to PACIFIC because of the extensive and costly training given to its employees and the knowledge gained by such employees of the Proprietary Information used by PACIFIC in its operations. In the event of his breach of those obligations, LANDINI therefore agrees that PACIFIC shall be entitled to estimated or liquidated damages, as defined herein. For each former employee of PACIFIC whom LANDINI solicits, diverts, recruits, or employs in violation of this paragraph 8 and for each broker or mortgage loan customer of PACIFIC whom such former employee handled for PACIFIC and whom the former employee contacts or otherwise services or works with for his benefit or for the benefit of anyone in privity with LANDINI, including any competitor of PACIFIC or any subsidiary or affiliate of PACIFIC with whom LANDINI accepts employment in breach of this paragraph 8, LANDINI shall pay PACIFIC liquidated damages. The liquidated damages for each such broker or customer shall be (i) the amount of profit earned by PACIFIC from mortgage loan referrals from each broker, or the amount of profit earned on loans to each mortgage loan customer, during the twelve (12) months immediately preceding termination of such former employer with PACIFIC, and (ii) the amount of cost to PACIFIC to recruit and train a replacement for each such former employee plus the first six (6) month's salary paid to the replacement(s) for the former employee. If the former employee was not in a position of have contacts with brokers or to otherwise generate business from mortgage loan customers, the liquidated damages shall be the amount of the cost to PACIFIC to recruit and train a replacement(s) for the former employee. LANDINI further agrees that the cost to recruit and train replacement(s) for each former employee as described in this paragraph 8 will be part of PACIFIC's damages and that the profit formula for former employees who had broker or mortgage loan business contact, and the first six (6) months salary paid to the replacement(s) for former employees, are conservative estimates of the value, or a portion of the value, of the former employee to PACIFIC.

                  9. SURRENDER OF PROPRIETARY INFORMATION. In the event of the termination of his employment, LANDINI will deliver to PACIFIC all devices, records, sketches, reports, proposals, broker information, lists, correspondence, equipment, software, computer disks, documents, photographs, photostats, negatives, undeveloped film, notes, drawings, specifications, tape recordings or other electronic recordings, programs, data and other materials or property of any nature belonging to PACIFIC or pertaining to his work with PACIFIC, and LANDINI will not take with LANDINI, or allow a third party to take, any of the foregoing or any reproduction of any of the foregoing.

                  10. PARTIES IN INTEREST. This Agreement shall inure to the benefit of, and be enforceable by, LANDINI'S personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If LANDINI should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisees, legatee or other designees, or if there is no such designee, to his estate.

                  11. NOTICES. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given at the time delivered, if personally delivered, or twenty-four hours after deposit thereof for mailing at any general or branch United States Post Office enclosed in a registered or certified postpaid envelope and addressed as follows:

                  If to PACIFIC:

                  PACIFIC Thrift and Loan Company
                  21031 Ventura Boulevard
                  Woodland Hills, CA 91364
                  Attention:  Richard D. Young, President

with copies to:

                  Jeffer, Mangels, Butler & Marmaro LLP
                  2121 Avenue of the Stars


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                  Los Angeles, California  90067
                  Attention:  Catherine DeBono Holmes, Esq.

                  If to LANDINI:

                  Frank LANDINI
                  ______________________
                  ______________________


The parties hereto may designate a different place at which notice shall be given, provided, however, that any such notice of change of address shall be effective only upon receipt.

                  12. ENTIRE UNDERSTANDING. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior written or oral agreements. This Agreement may not be modified, amended, or terminated except by another instrument in writing executed by the parties hereto.

                  13. GOVERNING LAW. This Agreement and all rights, obligations and liabilities arising hereunder shall be construed and enforced in accordance with the laws of the State of California.

                  14.      ATTORNEY'S FEES.

                           (a)      In the event it becomes necessary to
commence any proceeding or action to enforce the provisions of this Agreement, the court before whom such action shall be tried may award to the prevailing party all costs and expenses thereof, including but not limited to reasonable attorneys fees, the usual, customary and lawfully recoverable Court costs, and all other expenses in connection therewith. LANDINI shall be deemed to be the prevailing party if he is awarded any amounts in any such proceeding or action.

                           (b)      PACIFIC shall also pay and be responsible
for all attorneys and related fees, expenses or costs incurred by LANDINI, if PACIFIC, or any stockholder of PACIFIC contests the validity or enforceability of this Agreement or any part hereof.

                  The parties hereto have executed this Agreement on the day and year first above written.

                                    "LANDINI"


                                    ________________________________
                                    FRANK LANDINI

                                    "PACIFIC"

                                    PACIFIC THRIFT AND LOAN COMPANY


                                    By: _____________________________
                                    Title:___________________________


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